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                                                                    EXHIBIT 10.1

                          CADENCE DESIGN SYSTEMS, INC.

                  EMPLOYMENT AGREEMENT WITH H. RAYMOND BINGHAM

      THIS AGREEMENT (the "Agreement") is made effective as of October 1, 2004, between CADENCE DESIGN SYSTEMS, INC., a Delaware corporation ("Company"), and H. RAYMOND BINGHAM ("Executive").

      WHEREAS, the Company is engaged in the electronic design automation software business;

      WHEREAS, Executive is currently employed by the Company as Executive Chairman of the Board and serves as a member of the Board of Directors of the Company (the "Board"); and

      WHEREAS, the Company desires to continue to secure the services of Executive as Executive Chairman of the Board, and Executive desires to perform such services for the Company, on the terms and conditions as set forth herein;

      NOW, THEREFORE, in consideration of the premises and of the covenants and agreements set forth below, it is mutually agreed as follows:

      1. EFFECTIVE DATE AND DUTIES.

            1.1 EFFECTIVE DATE. The at-will employment of Executive in his capacity as Executive Chairman of the Board under the terms of this Agreement shall commence upon the effective date of this Agreement (the "Effective Date") and shall continue thereafter on the terms and conditions set forth herein until terminated. Attached hereto as Exhibit A is the Executive Transition and Release Agreement (the "Transition Agreement"), which provides for a Transition Period (as defined therein) and the provision of certain benefits (as more fully described therein) following the termination of Executive's employment with the Company.

            1.2 DUTIES. Executive shall render such business and professional services in the performance of his duties as Executive Chairman of the Board ("Executive Chairman") as are consistent with such position. These duties shall focus on corporate strategy, developing markets, strategic investments, customer and investor relations, leadership of the activities of the Board and such other additional duties as agreed to between the Company's Chief Executive Officer and the Executive Chairman from time to time.

            1.3 DEVOTION OF TIME. Executive shall devote his full business time, attention, energies and best efforts to the business of the Company; provided, however, that Executive may (1) maintain, and be re-elected to, any seats Executive currently holds on the board of directors of one or more corporations,
(2) sit on the board of directors of one or more additional corporations with the reasonable approval of the Board, (3) engage in charitable work, (4) manage Executive's own investments, and (5) conduct any other activities; provided, however, that any such activities do not materially conflict with or materially adversely affect Executive's duties as Executive Chairman.

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            1.4 OFFICE. The Company shall maintain an office for Executive at the Company's corporate headquarters, which currently are located in San Jose, California.

            1.5 POSITIONS. The Board has previously elected Executive to the Board on or before the Effective Date, and the Board and the Company shall use their best efforts to have Executive elected and re-elected to the Board at each future Annual Stockholders' Meeting at which Executive's membership on the Board shall be submitted to the Company's stockholders for their approval which is held during Executive's period of service as Executive Chairman.

      2. COMPENSATION. The Company shall pay to Executive, and Executive shall accept as full consideration for the Services, compensation consisting of the following:

            2.1 BASE SALARY. Company shall pay Executive Eight Hundred Thousand Dollars ($800,000) per year base salary ("Base Salary"), payable in installments in accordance with the Company's normal payroll practices, less such deductions or withholdings required by law or authorized by Executive. The Board or the Compensation Committee of the Board (the "Compensation Committee") shall review the amount of the Base Salary from time to time, but no less frequently than annually. Any increase approved during the first four (4) months of the Company's fiscal year shall become retroactively effective as of the beginning of such fiscal year, and any increase approved thereafter shall become effective on the date determined by the Board or the Compensation Committee, as appropriate.

            2.2 BONUS. Executive shall continue to participate in the Company's Senior Executive Bonus Plan, or its successor (the "Bonus Plan") at an annual target bonus of one hundred percent (100%) of Executive's Base Salary for the Company's fiscal year with respect to which such bonus shall be determined pursuant to the terms of such Bonus Plan (the "Target Bonus"). For the Company's fiscal year ending on December 31, 2004, Executive's Target Bonus shall be $837,500.

            2.3 INDEMNIFICATION. In the event Executive is made, or threatened to be made, a party to any legal action or proceeding, whether civil or criminal, by reason of the fact that Executive is or was a director or officer of the Company or serves or served any other corporation or other person which is at least fifty percent (50%) or more owned by the Company or controlled by the Company in any capacity at the Company's request, Executive shall be indemnified by the Company, and the Company shall pay Executive's related expenses when and as incurred, all to the fullest extent not prohibited by law, as described in the Indemnification Agreement attached as Exhibit B.

      3. BENEFITS. Executive shall receive the same or greater pension, profit sharing, welfare benefits, fringe benefits, and other benefits and perquisites, valued in the aggregate, as the Board or the Compensation Committee provides to the President and Chief Executive Officer of the Company, and Executive shall also receive any enhancements to any such benefit or perquisite that the Board or the Compensation Committee may determine to provide to the President and Chief Executive Officer of the Company in the future.

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      4.TERMINATION OF EMPLOYMENT AS EXECUTIVE CHAIRMAN.

            4.1 GENERAL. Executive's employment by the Company as Executive Chairman under this Agreement shall terminate (i) immediately upon receipt by Executive of written notice of termination by the Company for Cause (as defined in Section 4.2 hereof), (ii) upon receipt by Executive of written notice of termination by the Company at least thirty (30) days prior to the specified effective date of such termination (iii) upon the Company's receipt of written notice of termination by Executive at least thirty (30) days before the specified effective date of such termination or (iv) upon Executive's death or Permanent Disability (as defined in Section 4.4 hereof); provided, however, that five (5) business days' written notice shall be required in connection with Executive's voluntary termination pursuant to Sections 4.3(a) or (d) hereof and no written notice shall be required in connection with Executive's voluntary termination pursuant to Sections 4.3(b), (c), (e), (f), (g) or (h) hereof. In the event of Executive's termination, except (i) where Executive is terminated for Cause (as defined in Section 4.2 hereof), (ii) where Executive is terminated as the result of a Permanent Disability or death or (iii) where Executive voluntarily terminates his employment for any reason other than in connection with a Constructive Termination, then in exchange for Executive executing and delivering the Transition Agreement, the Company shall provide Executive with the benefits set forth in Section 5 of the Transition Agreement.

            4.2 DEFINITION OF CAUSE. For purposes of this Agreement, "Cause" shall be limited to:

                  (a) Executive's gross misconduct or fraud in the performance of his services hereunder;

                  (b) Executive's conviction or guilty plea or plea of nolo contendere with respect to any felony;

                  (c) Executive's engaging in any material act of theft or other material misappropriation of company property in connection with his employment;

                  (d) Executive's material breach of this Agreement after written notice delivered to Executive identifying such breach and his failure to cure such breach, if curable, within thirty (30) days following delivery of such notice;

                  (e) Executive's material breach of the Proprietary Information Agreement (as described in Section 6 hereof) after written notice delivered to Executive identifying such breach and his failure to cure such breach, if curable, within thirty (30) days following delivery of such notice; or

                  (f) Executive's material breach of the Company's Code of Business Conduct as such code may be revised from time to time after written notice delivered to Executive identifying such breach and his failure to cure such breach, if curable, within thirty (30) days following delivery of such notice.

      In no event may the Company terminate Executive's employment for Cause unless and until there shall have been delivered to Executive a copy of a resolution duly adopted by the

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affirmative vote of at least a majority of the Board at a meeting of the Board called and held for the purpose (after reasonable notice to Executive and an opportunity for Executive, together with Executive's counsel, to be heard before the Board), finding that in the good faith opinion of the Board, Executive was culpable for the conduct constituting "Cause" and specifying the particulars thereof.

            4.3 CONSTRUCTIVE TERMINATION. Notwithstanding anything in this
Section 4 to the contrary, Executive may voluntarily terminate his employment upon or within ninety (90) days following the occurrence of an event constituting a Constructive Termination (after providing the notice, if any, required by Section 4.1 hereof) and be eligible for the benefits set forth in
Section 5 of the Transition Agreement in exchange for executing and delivering such Transition Agreement. For purposes of this Agreement, "Constructive Termination" shall mean:

                  (a) a material adverse change in Executive's position as Executive Chairman (including Executive's duties (as described in Section 1.2 hereof), title and/or reporting relationship to the Board) causing Executive's position to be of materially less stature or responsibility, unless Executive consents in writing to such change, and such a material adverse change shall in all events be deemed to occur if Executive no longer serves as Executive Chairman, unless Executive consents in writing to such change;

                  (b) any failure of the Board to reelect Executive as Chairman of the Board without Executive's express written consent to such failure to reelect;

                  (c) any failure of the stockholders of the Company to reelect Executive as member of the Board (unless such failure relates to Executive's express written consent in Section 4.3(b) above);

                  (d) a reduction, without Executive's written consent, in Executive's level of base compensation (including Base Salary as well as benefits and perquisites) in effect on the Effective Date (or such higher level as may be in effect in the future) by more than ten percent (10%) or a reduction by more than ten percent (10%) in Executive's Target Bonus in effect on the Effective Date (or such greater Target Bonus amount as may be in effect in the future) under the Bonus Plan;

                  (e) a relocation of Executive's principal place of employment by more than thirty (30) miles, unless Executive consents in writing to such relocation;

                  (f) any material breach by the Company of any provision of this Agreement after written notice delivered to the Company of such breach and a reasonable opportunity to cure such breach (which opportunity shall not extend beyond a period of thirty (30) days from the date of delivery of written notice);

                  (g) any failure by the Company to obtain the assumption of this Agreement by any successor to the Company; or

                  (h) any reduction by the Company in Executive's full-time service to the Company without his express written consent to such reduction.

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            4.4 PERMANENT DISABILITY. For purposes of this Agreement, "Permanent
Disability" shall mean any medically determinable physical or mental impairment which can be reasonably expected to result in death or which has lasted or can be reasonably expected to last for a continuous period of not less than twelve
(12) months and which renders Executive unable to perform effectively the duties and responsibilities of his office.

            4.5 CHANGE IN CONTROL. During the period (if any) upon or following a Change in Control that Executive shall continue to provide services under this Agreement, then the terms and provisions of this Agreement shall continue in full force and effect and, the Bonus Plan shall be interpreted and/or amended to evaluate Executive's achievement of goals as if the Company continued as an independent entity (unless Executive agrees in writing to a different form of cash incentive compensation plan), and Executive shall continue to vest in all of his unvested stock options and other stock awards as specified in the agreements documenting such options and stock awards.

                  (a) Should there occur a Change in Control (as defined below) and if within three (3) months before the Change in Control or thirteen (13) months following the Change in Control either (i) Executive's employment under this Agreement is terminated without Cause or (ii) Executive terminates his employment pursuant to this Agreement as a result of an event constituting a Constructive Termination, then, in exchange for executing and delivering the Transition Agreement, Executive shall be entitled to the benefits set forth in
Section 6 of the Transition Agreement.

                  (b) For purposes of this Section 4.5, a Change in Control shall be deemed to occur upon the consummation of any one of the following events:

                     (i) any "person" (as such term is used in sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) becomes the "beneficial owner" (as defined in Rule 13d-3 of that Act), directly or indirectly, of securities of the Company representing more than twenty percent (20%) of the total voting power represented by the Company's then outstanding voting securities; or

                     (ii) a change in the composition of the Board occurring within a two-year period, as a result of which fewer than a majority of the directors are Incumbent Directors ("Incumbent Directors" means directors who either (A) are directors of the Company as of the Effective Date, or (B) are elected, or nominated for election, to the Board with the affirmative votes of at least a majority of the Incumbent Directors at the time of such election or nomination, but will not include an individual whose election or nomination is in connection with an actual or threatened proxy contest relating to the election of directors to the Board); or

                     (iii) the consummation of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation in which the holders of the Company's outstanding voting securities immediately prior to such merger or consolidation receive, in exchange for their voting securities of the Company in consummation of such merger or consolidation, securities possessing at least eighty percent (80%) of the total voting power represented by the outstanding voting securities of the surviving entity (or parent thereof) immediately after such merger or consolidation; or

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                     (iv) the consummation of the sale or disposition by the
Company of all or substantially all the Company's assets; or

                     (v) the liquidation or dissolution of the Company.

            4.6 TERMINATION FOR CAUSE, DEATH, PERMANENT DISABILITY OR VOLUNTARY TERMINATION OTHER THAN A CONSTRUCTIVE TERMINATION. In the event Executive's employment is terminated for Cause, or on account of death or Permanent Disability, or Executive voluntarily terminates his employment with the Company other than in connection with a Constructive Termination, then:

                  (a) Executive will be paid only (i) any earned but unpaid Base Salary, and (ii) other unpaid vested amounts or benefits under the compensation, incentive and benefit plans of the Company in which Executive participates, in each case under this clause (ii) as of the effective date of such termination; and

                  (b) Executive shall not become a party to the Transition Agreement and shall not be bound by any of the terms and provisions thereof.

            4.7 EXCISE TAX. In the event that any benefits payable to Executive pursuant to the Transition Agreement ("Termination Benefits") (i) constitute "parachute payments" within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the "Code"), or any comparable successor provisions, and (ii) but for this Section 4.7 would be subject to the excise tax imposed by
Section 4999 of the Code, or any comparable successor provisions (the "Excise Tax"), then Executive's Termination Benefits shall be either (a) provided to Executive in full, or (b) provided to Executive as to such lesser extent which would result in no portion of such benefits being subject to the Excise Tax, whichever of the foregoing amounts, when taking into account applicable federal, state, local and foreign income and employment taxes, the Excise Tax, and any other applicable taxes, results in the receipt by Executive, on an after-tax basis, of the greatest amount of benefits, notwithstanding that all or some portion of such benefits may be taxable under the Excise Tax. Unless the Company and Executive otherwise agree in writing, any determination required under this
Section 4.7 shall be made in writing in good faith by a nationally recognized accounting firm selected by the Company (the "Accountants"). In the event of a reduction of benefits hereunder, Executive shall be given the choice of which benefits to reduce. If Executive does not provide written identification to the Company of which benefits he chooses to reduce within ten (10) days after notice of the Accountants' determination, and Executive has not disputed the Accountants' determination, then the Company shall select the benefits to be reduced. For purposes of making the calculations required by this Section 4.7, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of the Code, and other applicable legal authority. The Company and Executive shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section 4.7. The Company shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section 4.7.

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      If, notwithstanding any reduction described in this Section 4.7, the
Internal Revenue Service (the "IRS") determines that Executive is liable for the Excise Tax as a result of the receipt of the payment of benefits as described above, then Executive shall be obligated to pay back to the Company, within thirty (30) days after a final IRS determination or in the event that Executive challenges the final IRS determination, a final judicial determination, a portion of the payment equal to the "Repayment Amount." The Repayment Amount with respect to the payment of benefits shall be the smallest such amount, if any, as shall be required to be paid to the Company so that Executive's net after-tax proceeds with respect to any payment of benefits (after taking into account the payment of the Excise Tax and all other applicable taxes imposed on such payment) shall be maximized. The Repayment Amount with respect to the payment of benefits shall be zero if a Repayment Amount of more than zero would not result in Executive's net after-tax proceeds with respect to the payment of such benefits being maximized. If the Excise Tax is not eliminated pursuant to this paragraph, Executive shall pay the Excise Tax.

      Notwithstanding any other provision of this Section 4.7, if (1) there is a reduction in the payment of benefits as described in this Section 4.7, (2) the IRS later determines that Executive is liable for the Excise Tax, the payment of which would result in the maximization of Executive's net after-tax proceeds (calculated as if Executive's benefits had not previously been reduced), and (3) Executive pays the Excise Tax, then the Company shall pay to Executive those benefits which were reduced pursuant to this subsection as soon as administratively possible after Executive pays the Excise Tax so that Executive's net after-tax proceeds with respect to the payment of benefits are maximized.

            4.8 ENFORCEMENT OF RIGHTS. If Executive is involved in any actual or threatened legal proceeding to enforce or defend his contractual rights under this Agreement or the Transition Agreement upon or following the occurrence of a Change in Control, the Company shall reimburse Executive for all of the reasonable attorneys' fees and costs and other expenses incurred by Executive in connection therewith.

      5. DISPUTE RESOLUTION.

                  (a) Each of the parties expressly agrees that, to the extent permitted by applicable law and to the extent that the enforceability of this Agreement is not thereby impaired, any and all disputes, controversies or claims between Executive and the Company arising under this Agreement or the Transition Agreement, except those arising under Section 5(d) hereof or under the Proprietary Information Agreement (as defined in Section 6 hereof), shall be determined exclusively by final and binding arbitration before a single arbitrator in accordance with the JAMS Arbitration Rules and Procedures, or successor rules then in effect, and that judgment upon the award of the arbitrator may be rendered in any court of competent jurisdiction. This includes, without limitation, any and all disputes, controversies, and/or claims arising out of or concerning (i) Executive's employment by the Company as chief executive officer or Executive Chairman or (ii) the termination of Executive's employment as chief executive officer or Executive Chairman or this Agreement, and includes, without limitation, claims by Executive against directors, officers or employees of the Company, whether arising under theories of liability or damages based on contract, tort or statute, to the full extent permitted by law. As a material part of this agreement to arbitrate claims, the parties expressly waive all rights to a jury trial in court on all statutory or other claims. This Section 5 does not

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purport to limit either party's ability to recover any remedies provided for by statute, including attorneys' fees.

                  (b) The arbitration shall be held in the San Jose, California metropolitan area, and shall be administered by JAMS or, in the event JAMS does not then conduct arbitration proceedings, a similarly reputable arbitration administrator. Under such proceeding, the parties shall select a mutually acceptable, neutral arbitrator from among the JAMS panel of arbitrators. Except as provided herein, the Federal Arbitration Act shall govern the interpretation and enforcement of such arbitration proceeding. The arbitrator shall apply the substantive law (and the law of remedies, if applicable) of the State of California, or federal law, if California law is preempted, and the arbitrator is without jurisdiction to apply any different substantive law. The parties agree that they will be allowed to engage in adequate discovery, the scope of which will be determined by the arbitrator, consistent with the nature of the claims in dispute. The arbitrator shall have the authority to entertain a motion to dismiss and/or a motion for summary judgment by any party and shall apply the standards governing such motions under the Federal Rules of Civil Procedure. The arbitrator shall render an award that shall include a written statement of opinion setting forth the arbitrator's findings of fact and conclusions of law. Judgment upon the award may be entered in any court having jurisdiction thereof. The parties intend this arbitration provision to be valid, enforceable, irrevocable and construed as broadly as possible.

                  (c) The Company shall be responsible for payment of the arbitrator's fees as well as all administrative fees associated with the arbitration. The parties shall be responsible for their own attorneys' fees and costs (including expert fees and costs), except as provided in Section 4.8 or 7.3(b) hereof.

                  (d) The parties agree, however, that damages would be an inadequate remedy for the Company in the event of a breach or threatened breach of any provision of the Proprietary Information Agreement (defined in Section 6 hereof). In the event of any such breach or threatened breach, the Company may, either with or without pursuing any potential damage remedies, obtain from a court of competent jurisdiction, and enforce, an injunction prohibiting Executive from violating any provision of the Proprietary Information Agreement (described in Section 6 hereof) and requiring Executive to comply with the terms of that agreement.

      6. PROPRIETARY INFORMATION AGREEMENT. Executive acknowledges that he has executed and continues to be bound by the terms of the Employee Proprietary Information and Inventions Agreement ("Proprietary Information Agreement") attached hereto as Exhibit C.

      7. GENERAL.

            7.1 WAIVER. Neither party shall, by mere lapse of time, without giving notice or taking other action hereunder, be deemed to have waived any breach by the other party of any of the provisions of this Agreement. Further, the waiver by either party of a particular breach of this Agreement by the other shall neither be construed as, nor constitute, a continuing waiver of such breach or of other breaches of the same or any other provision of this Agreement.

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            7.2 SEVERABILITY. If for any reason a court of competent
jurisdiction or arbitrator finds any provision of this Agreement to be unenforceable, the provision shall be deemed amended as necessary to conform to applicable laws or regulations, or if it cannot be so amended without materially altering the intention of the parties, the remainder of the Agreement shall continue in full force and effect as if the offending provision were not contained herein.

            7.3 ATTORNEYS' FEES.

                  (a) The Company shall pay or reimburse Executive for all reasonable attorneys' fees incurred by Executive in connection with the negotiation, creation and implementation of this Agreement and any other agreements contemplated by this Agreement.

                  (b) Upon the event of any dispute, controversy, claim, litigation or arbitration arising out of or concerning Executive's employment by the Company as Executive Chairman or this Agreement, the prevailing party in any such dispute, controversy, claim, litigation or arbitration shall be entitled to reasonable attorneys' fees (excluding expert fees and costs), except as set forth in Section 4.8 hereof.

            7.4 MITIGATION. Executive shall not be required to mitigate damages or reduce the amount of any payment provided under this Agreement by seeking other employment or otherwise, nor shall the amount of any payment provided for under this Agreement be reduced by any compensation earned by Executive as a result of employment by another employer or by retirement benefits after the date of termination, or otherwise.

            7.5 NOTICES. All notices and other communications required or permitted to be given under this Agreement shall be in writing and shall be considered effective either (a) upon personal service or (b) upon delivery by facsimile and depositing such notice in the U.S. Mail, postage prepaid, return receipt requested and addressed to the Company in care of the General Counsel of the Company at the Company's principal corporate address, and to Executive at his most recent address shown on the Company's corporate records, or at any other address which Executive may specify in any appropriate notice to the Company, or (c) upon only depositing such notice in the U.S. Mail as described in (b) above.

            7.6 COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and all of which taken together constitutes one and the same instrument and in making proof hereof it shall not be necessary to produce or account for more than one such counterpart.

            7.7 ENTIRE AGREEMENT. The parties hereto acknowledge that each has read this Agreement, understands it, and agrees to be bound by its terms. The parties further agree that this Agreement, the exhibits to this Agreement, and the documents, plans and policies referred to in this Agreement (which are hereby incorporated by reference), including, without limitation, the Proprietary Information Agreement, the Transition Agreement and the Indemnification Agreement constitute the complete and exclusive statement of the agreement, between the parties and supersedes all proposals (oral or written), understandings, representations, conditions, covenants, and all other communications between the parties relating to the subject matter hereof.

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            7.8 GOVERNING LAW. This Agreement shall be governed by the laws of the State of California, without regard to its conflict of laws principles.

            7.9 ASSIGNMENT AND SUCCESSORS. The Company shall have the right to assign its rights and obligations under this Agreement to an entity that acquires all or substantially all of the assets of the Company. The rights and obligations of the Company under this Agreement shall inure to the benefit and shall be binding upon the successors and assigns of the Company. Executive shall not have any right to assign his obligations under this Agreement and shall only be entitled to assign his rights under this Agreement upon his death, as permitted by this Agreement, or as otherwise agreed to by the Company.

            7.10 DURATION. This Agreement is for no specific term, and either Executive or the Company may terminate this Agreement in writing at any time, for any reason or for no reason, and with or without prior notice as set forth in further detail herein.

            7.11 AMENDMENTS. This Agreement and the terms and conditions of the matters addressed in this Agreement may only be amended in writing executed both by the Executive and a duly authorized representative of the Company.

            7.12 SURVIVAL OF CERTAIN PROVISIONS. Notwithstanding the termination of this Agreement, the following provisions of the Agreement shall survive its termination: Executive's obligations under Section 6, the Company's obligations to provide compensation and benefits earned through the termination of the employment relationship under Sections 2 and 3 hereof, the Company's and Executive's obligations under Section 4.7 hereof, the Company's obligations under Section 4.8 hereof, the Company's obligation to indemnify Executive pursuant to Section 2.4 hereof and the attached Indemnification Agreement, the Company's and Executive's obligations enumerated in the Transition Agreement and the dispute resolution provisions of Section 5 hereof and, to the extent applicable, this Section 7.

            IN WITNESS WHEREOF, the parties have executed this Agreement on this 13th day of December, 2004.

CADENCE DESIGN SYSTEMS, INC.                     EXECUTIVE

By: /s/ R.L. Smith McKeithen                     /s/ H. Raymond Bingham
    ----------------------------------           -----------------------------
    R.L. Smith McKeithen                         H. Raymond Bingham
    Senior Vice President and General Counsel

                                       10
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                                    EXHIBIT A

                   EXECUTIVE TRANSITION AND RELEASE AGREEMENT

                   EXECUTIVE TRANSITION AND RELEASE AGREEMENT

      This Executive Transition and Release Agreement (this "Agreement") is entered into between H. Raymond Bingham ("Executive") and Cadence Design Systems, Inc., a Delaware corporation ("Cadence" or the "Company").

      1. TRANSITION COMMENCEMENT DATE. As of ____________________ (the "Transition Commencement Date"), Executive will no longer hold the position of Executive Chairman of the Board ("Executive Chairman") and will be relieved of all of Executive's authority and responsibilities in such position and will resign from the Board of Directors of the Company (the "Board") upon request by the Company. Executive will be paid (a) any earned but unpaid base salary for his services as Executive Chairman prior to the Transition Commencement Date,
(b) any outstanding expense reimbursements submitted and approved pursuant to the Company's applicable expense reimbursement policy as currently in effect; and (c) other unpaid vested amounts or benefits under the compensation, incentive and benefit plans of the Company in which Executive participates, in each case under this clause (c) as of the Transition Commencement Date. The payment of the foregoing amounts shall be made to Executive by not later than the next regular payroll date following the Transition Commencement Date.

      As of the first day of the month following the Transition Commencement Date, except as otherwise provided herein, Executive will no longer participate in Cadence's employee benefit plans and will not be eligible for a bonus for any services rendered after that date, except as expressly provided herein.

      2. TRANSITION PERIOD. The period from the Transition Commencement Date to the date when Executive's employment with Cadence pursuant to this Agreement terminates (the "Transition Termination Date") is called the "Transition Period" in this Agreement. Executive's Transition Termination Date will be the earliest to occur of:

            a. the date on which Executive provides Cadence with his written resignation from his employment with Cadence pursuant to this Agreement;

            b. the date on which Cadence terminates Executive's employment due to a material breach by Executive of his duties or obligations under paragraph 3(b), 3(c) or 3(d) of this Agreement, after written notice delivered to Executive identifying such breach and his failure to cure such breach, if curable, within thirty (30) days following delivery of such notice; and

            c.    one year from the Transition Commencement Date.

      3. DUTIES AND OBLIGATIONS DURING THE TRANSITION PERIOD AND AFTERWARDS.

      a. During the Transition Period, Executive will assume the position of a non-executive employee. In this position, Executive will render those services requested by Cadence's Board on an as-needed basis. Executive's time rendering those services is not expected to exceed 20 hours per month. Executive shall not be required to perform those services on the Company's premises and shall instead be permitted to perform those services at a location determined by Executive. Except as otherwise provided in paragraph 3(b) of this Agreement, Executive's obligations hereunder will not preclude Executive from accepting and holding full-time employment elsewhere.

      b. As a member of Cadence's Board, as well as other positions Executive may have held with Cadence, Executive has obtained extensive and valuable knowledge and information concerning Cadence's business (including confidential information relating to Cadence and its operations, intellectual property, assets, contracts, customers, personnel, plans, marketing plans, research and development plans and prospects). Executive acknowledges and agrees that it would be virtually impossible for Executive to work as an employee, consultant or advisor in the electronic design automation industry without inevitably disclosing confidential and proprietary information belonging to Cadence. Accordingly, during the Transition Period, Executive will not, directly or indirectly, provide services, whether as an employee, consultant, independent contractor, agent, sole proprietor, partner, joint venture, corporate officer or director, on behalf of any corporation, limited liability company, partnership, or other entity or person or successor thereto that (i) is listed on Attachment I attached hereto, as modified or amended by the Board from time to time and delivered to Executive prior to the Company's termination of his employment as Executive Chairman or the Company's notifying him of such termination as Executive Chairman (or, in the event Executive terminates his employment as Executive Chairman, prior to the date on which Executive has notified the Company of his decision to terminate such employment), or (ii) is named as a competitor of Cadence in the most recent applicable document filed by Cadence before the Transition Commencement Date with the Securities and Exchange Commission that contains such information; provided, however, that the number of competitors designated pursuant to clause (i) above shall not, when added to the competitors designated pursuant to clause (ii) above, result in the total number of competitors being greater than ten (10).

      c. During the Transition Period and for a period of one year following the Transition Termination Date, Executive will be prohibited, to the fullest extent allowed by applicable law, and except with the written advance approval of the then Chief Executive Officer ("CEO") or General Counsel of Cadence, from voluntarily or involuntarily, for any reason whatsoever, directly or indirectly, individually or on behalf of persons or entities not now parties to this Agreement, encouraging, inducing, attempting to induce, soliciting or attempting to solicit for employment, contractor or consulting opportunities anyone who is employed at that time, or was employed during the previous one year, by Cadence or any Cadence affiliate.

      d. During the Transition Period, Executive will be prohibited, to the fullest extent allowed by applicable law, and except with the written advance approval of the then CEO or General Counsel of Cadence, from directly or indirectly, individually or on behalf of persons or entities not now parties to this Agreement, intentionally and knowingly interfering or attempting to interfere with the relationship or prospective relationship of Cadence or any Cadence affiliate with any former, present or future client, customer, joint venture partner, or financial backer of Cadence or any Cadence affiliate.

      e. Executive will fully cooperate with Cadence in all matters relating to his employment, including the winding up of work performed in Executive's prior position and the orderly transition of such work to other Cadence employees. Executive also agrees to participate as a witness in any litigation or regulatory proceeding to which the Company or any of its affiliates is a party at the request of the Company upon delivery to Executive of reasonable advance notice and the Company's written commitment to reimburse Executive for all reasonable expenses incurred in connection therewith.

      f. Executive will not make any statement, written or oral, that disparages Cadence or any of its affiliates, or any of Cadence's or its affiliates' products, services, policies, business practices, employees, executives, officers or directors. The foregoing provision shall not preclude Executive from making any statements required by law.

      g. Notwithstanding Section 5 of Executive's Employment Agreement with the Company dated as of October 1, 2004 (the "Employment Agreement"), the parties agree that damages would be an inadequate remedy for Cadence in the event of a breach or threatened breach by Executive of paragraph 3(b), 3(c), 3(d) or 3(f) hereof. In the event of any such breach or threatened breach, Cadence may, either with or without pursuing any potential damage remedies, obtain from a court of competent jurisdiction, and enforce, an injunction prohibiting Executive from violating this Agreement and requiring Executive to comply with the terms of this Agreement.

      4. TRANSITION COMPENSATION AND BENEFITS. In consideration and compensation for Executive's services during the Transition Period, Cadence will provide the following to Executive:

            a. a monthly salary of $2,125 less applicable tax withholdings and deductions, payable in accordance with Cadence's regular payroll schedule;

            b. all of the unvested options and other outstanding stock awards held by Executive on the Transition Commencement Date that would have vested over the succeeding thirty (30) month period had Executive continued to serve as Executive Chairman under the Executive's Employment Agreement during that period shall immediately vest and become exercisable in full on the Effective Date of this Agreement, and there shall be no further vesting of those options or stock awards during the Transition Period, notwithstanding any provision in any stock option or stock agreement to the contrary. This acceleration will have no effect on any other provisions of the stock awards;

            c. Executive's employment pursuant to this Agreement shall be considered a continuation of employee status and continuous service for purposes of continued exercisability, with respect to any stock options previously granted to Executive by the Company and that are outstanding on the Transition Commencement Date; provided that no additional vesting shall be granted with respect to stock options or restricted stock; and

            d. the Company shall continue to provide Executive with, and pay the full cost of, health, disability and life insurance coverage for Executive, his spouse and dependents that is commensurate with the coverage then provided to Executive, his spouse and dependents at the time of termination. The Company shall structure such health, disability and life insurance coverage as nontaxable benefits to the maximum extent possible. Specifically for health insurance coverage, to the extent permitted by the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA") and by the Company's group health insurance policies, the Executive shall elect COBRA continuation coverage and the Company shall pay Executive and his covered dependents' COBRA continuation premiums during the Transition Period. Executive agrees to notify both the General Counsel and the Senior Vice President of Human Resources of Cadence, in writing, immediately upon the commencement of health benefit coverage that would cause Executive's COBRA continuation coverage to cease. This Section 4(d) provides only for the Company's payment of COBRA continuation premiums for the periods specified above and is not intended to affect, nor does it affect, the rights of Executive, or Executive's covered dependents under any applicable law with respect to health insurance continuation coverage.

Except as so provided or as otherwise set forth in paragraph 6 hereof, Executive will receive no other compensation or benefits from Cadence in consideration of Executive's services during the Transition Period.

      5. TERMINATION PAYMENTS AND BENEFITS. In consideration for Executive's acceptance of this Agreement, Cadence will provide to Executive within or commencing within ten (10) business days after the Effective Date (as defined in paragraph 8 hereof) and after Executive has returned to the Company all hard and soft copies of records, documents, materials and files relating to confidential, proprietary or sensitive company information in his possession or control during his period of employment as CEO or Executive Chairman, as well as all other company-owned property then in his possession, the following termination payments and benefits to which Executive would not otherwise be entitled:

            a. a lump-sum payment equal to 180% of Executive's annual Base Salary at the highest rate in effect during Executive's employment as Executive Chairman, less applicable tax deductions and withholdings; and

            b. an amount equal to 180% of Executive's annual Target Bonus at the highest target rate in effect during Executive's employment as Executive Chairman, less applicable tax deductions and withholdings, payable in twelve (12) monthly pro rata installments, provided that the twelfth payment is contingent upon Executive further executing and not revoking the Release of Claims in the form of Attachment II to this Agreement; provided, further, that the Company shall have no further obligation to make any monthly installments after the Transition Termination Date should such date occur pursuant to paragraph 2(a) or 2(b) hereof.

Executive agrees that execution of and not revoking the Release of Claims described in this Section 5 is consideration for the payments made to Executive pursuant to this Section 5.

      6. CHANGE IN CONTROL. If this Agreement is executed by Executive pursuant to Section 4.5 of the Employment Agreement in connection with a Change in Control (as defined in Section 4.5 of the Employment Agreement), then the following adjustments shall be made to paragraph 5 hereof:

            a. all of the unvested options and other outstanding stock awards held by Executive on the Transition Commencement Date shall immediately vest in full and become exercisable on the Transition Commencement Date as to all the underlying shares of the Company's common stock;

            b. the lump sum payment to be made to Executive pursuant to paragraph 5(a) hereof shall be equal to 250% of Executive's annual Base Salary at the highest rate in effect during Executive's employment as Executive Chairman, less applicable tax deductions and withholdings; and

            c. the amount to be paid to Executive in monthly installments pursuant to paragraph 5(b) hereof shall be equal, in the aggregate, to 250% of Executive's annual Target Bonus at the highest target rate in effect during Executive's employment as Executive Chairman, less applicable tax deductions and withholdings.

      7. GENERAL RELEASE OF CLAIMS.

      a. Executive hereby irrevocably, fully and finally releases Cadence, its parent, subsidiaries, affiliates, directors, officers, agents and employees ("Releasees") from all causes of action, claims, suits, demands or other obligations or liabilities, whether known or unknown, suspected or unsuspected, that Executive ever had or now has as of the time that Executive signs this Agreement which relate to his hiring, his employment with the Company, the termination of his employment with the Company and claims asserted in shareholder derivative actions or shareholder class actions against the Company and its officers and Board of Directors, to the extent those derivative or class actions relate to the period during which Executive served as CEO or Executive Chairman. The claims released include, but are not limited to, any claims arising from or related to Executive's employment with Cadence, such as claims arising under (as amended) Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Age Discrimination in Employment Act of 1974, the Americans with Disabilities Act, the Equal Pay Act, the Fair Labor Standards Act, the California Fair Employment and Housing Act, the California Labor Code, the Employee Retirement Income and Security Act of 1974 (except for any vested right Executive has to benefits under an ERISA plan), the state and federal Worker Adjustment and Retraining Notification Act, and the California Business and Professions Code; any other local, state, federal, or foreign law governing employment; and the common law of contract and tort. In no event, however, shall any claims, causes of action, suits, demands or other obligations or liabilities be released pursuant to the foregoing if and to the extent they relate to:

            i. any amounts or benefits to which Executive is or becomes entitled to pursuant to the provisions of this Agreement (including, without limitation, paragraphs 1, 4, 5 and 6 hereof) or pursuant to the provisions designated in
Section 7.12 of the Employment Agreement to survive the termination of Executive's full-time employment as Executive Chairman;

            ii. claims for workers' compensation benefits under any of the Company's workers' compensation insurance policies or funds; and

            iii. claims related to Executive's COBRA rights.

      b. Executive represents and warrants that he has not filed any claim, charge or complaint against any of the Releasees.

      c. Executive acknowledges that the payments provided in this Agreement constitute adequate consideration for the release set forth in this paragraph 7.

      d. Executive intends that this release of claims cover all claims subject to this release, whether or not known to Executive. Executive further recognizes the risk that, subsequent to the execution of this Agreement, Executive may incur loss, damage or injury that Executive attributes to the claims encompassed by this release. Executive expressly assumes this risk by signing this Agreement and voluntarily and specifically waives any rights conferred by California Civil Code section 1542 which provides as follows:

      A general release does not extend to claims which the creditor does not know or suspect to exist in his favor which if known by him must have materially affected his settlement with the debtor.

      e. Executive represents and warrants that there has been no assignment or other transfer of any interest in any claim by Executive that is covered by this release.

      8. REVIEW OF AGREEMENT; REVOCATION OF ACCEPTANCE. Executive has been given at least 21 days in which to review and consider this Agreement, although Executive is free to accept this Agreement anytime within that 21-day period. Executive is advised to consult with an attorney about this Agreement. If Executive accepts this Agreement, Executive will have an additional 7 days from the date that Executive signs this Agreement to revoke that acceptance, which Executive may effect by means of a written notice sent to both the General Counsel and the Senior Vice President of Human Resources of Cadence. If this 7-day period expires without a timely revocation, this Agreement will become final and effective on the 8th day following the date of Executive's signature and will be the "Effective Date" of this Agreement.

      9. NO ADMISSION OF LIABILITY. Nothing in this Agreement will constitute or be construed in any way as an admission of any liability or wrongdoing whatsoever by Cadence or Executive.

      10. INTEGRATED AGREEMENT. This Agreement, together with the provisions designated in Section 7.12 of the Employment Agreement to survive the termination of

Executive's full-time employment as Executive Chairman, is intended by the parties to be a complete and final expression of their rights and duties respecting the subject matter of this Agreement. Except as expressly provided herein, nothing in this Agreement is intended to negate Executive's agreement to abide by Cadence's policies while serving as a Cadence employee, including but not limited to Cadence's Employee Handbook, Sexual Harassment Policy and Code of Business Conduct, or Executive's continuing obligations under Executive's Employee Proprietary Information and Inventions Agreement, or any other agreement governing the disclosure and/or use of proprietary information, which Executive signed while working with Cadence or its predecessors; nor to waive any of Executive's obligations under state and federal trade secret laws.

      11. FULL SATISFACTION OF COMPENSATION OBLIGATIONS; ADEQUATE CONSIDERATION. Executive agrees that the payments and benefits provided herein, together with any payments or benefits to which Executive is or may become entitled to pursuant to the provisions of the Employment Agreement that survive the termination of Executive's full-time employment as Executive Chairman pursuant to Section 7.12 of the Employment Agreement, are in full satisfaction of all obligations of Cadence to Executive arising out of or in connection with Executive's employment through the Transition Termination Date, including, without limitation, all compensation, salary, bonuses, reimbursement of expenses, and benefits.

      12. ENFORCEMENT OF RIGHTS.

      a. If Executive is involved in any actual or threatened legal proceeding to enforce or defend his contractual rights under this Agreement or the Employment Agreement upon or following the occurrence of a Change in Control (as defined in Section 4.5 of the Employment Agreement), the Company shall reimburse Executive for all of the reasonable attorneys fees and costs and other expenses incurred by Executive in connection therewith.

      b. Upon the event of any dispute, controversy, claim, litigation or arbitration arising out of or concerning Executive's employment by the Company as Executive Chairman or this Agreement, the prevailing party in any such dispute, controversy, claim, litigation or arbitration shall be entitled to reasonable attorneys' fees (excluding expert fees and costs), except as otherwise set forth in Section 4.8 of the Employment Agreement or Section 12(a) above.

      13. TAXES AND OTHER WITHHOLDINGS. Notwithstanding any other provision of this Agreement, the Company may withhold from amounts payable hereunder all federal, state, local and foreign taxes and other amounts that are required to be withheld by applicable laws or regulations, and the withholding of any amount shall be treated as payment thereof for purposes of determining whether Executive has been paid amounts to which he is entitled.

      14. WAIVER. Neither party shall, by mere lapse of time, without giving notice or taking other action hereunder, be deemed to have waived any breach by the other party of any of the provisions of this Agreement. Further, the waiver by either party of a particular breach of this Agreement by the other shall neither be construed as, nor constitute, a continuing waiver of such breach or of other breaches of the same or any other provision of this Agreement.

      15. MODIFICATION. This Agreement may not be modified unless such modification is embodied in writing, signed by the party against whom the modification is to be enforced.

      16. ASSIGNMENT AND SUCCESSORS. Cadence shall have the right to assign its rights and obligations under this Agreement to an entity that, directly or indirectly, acquires all or substantially all of the assets of Cadence. The rights and obligations of Cadence under this Agreement shall inure to the benefit and shall be binding upon the successors and assigns of Cadence. Executive shall not have any right to assign his obligations under this Agreement and shall only be entitled to assign his rights under this Agreement upon his death, solely to the extent permitted by this Agreement, or as otherwise agreed to by Cadence.

      17. SEVERABILITY. In the event that any part of this Agreement is found to be void or unenforceable, all other provisions of the Agreement will remain in full force and effect.

      18. GOVERNING LAW. This Agreement will be governed and enforced in accordance with the laws of the State of California, without regard to its conflict of laws principles.

                             EXECUTION OF AGREEMENT

      The parties execute this Agreement to evidence their acceptance of it.

Dated: __________________.                      Dated: __________________.

H. Raymond Bingham                              CADENCE DESIGN SYSTEMS, INC.

________________________                        By: ____________________________

                                                Name/Title: ____________________

                                  ATTACHMENT I

Synopsys, Inc.

Magma Design Automation, Inc.

Mentor Graphics Corporation

PDF Solutions, Inc.

                                  ATTACHMENT II

                                RELEASE OF CLAIMS

      1. For valuable consideration, I irrevocably, fully and finally release Cadence Design Systems, Inc. ("Cadence"), its parent, subsidiaries, affiliates, directors, officers, agents and employees from all causes of action, claims, suits, demands or other obligations or liabilities, whether known or unknown, suspected or unsuspected, that I ever had or now have as of the time that I sign this Release which relate to my hiring, my employment with Cadence, the termination of my employment with Cadence and claims asserted in shareholder derivative actions or shareholder class actions against Cadence and its officers and Board of Directors, to the extent those derivative or class actions relate to the period during which I served as President and Chief Executive Officer or as Executive Chairman. The claims released include, but are not limited to, any claims arising from or related to my employment with Cadence, such as claims arising under (as amended) Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Age Discrimination in Employment Act of 1974, the Americans with Disabilities Act, the Equal Pay Act, the Fair Labor Standards Act, the California Fair Employment and Housing Act, the California Labor Code, the Employee Retirement Income and Security Act of 1974 (except for any vested right I have to benefits under an ERISA plan), the state and federal Worker Adjustment and Retraining Notification Act, and the California Business and Professions Code; any other local, state, federal, or foreign law governing employment; and the common law of contract and tort. This Release is not intended to, and does not, encompass (i) any right to compensation or benefits that I have under my Executive Transition and Release Agreement with Cadence (including, without limitation, paragraphs 1, 4, 5 and 6 thereof) or pursuant to those provisions of my Employment Agreement dated as of October 1, 2004 with Cadence, which, pursuant to Section 7.12 of such Employment Agreement, survive the termination of my full-time employment as Executive Chairman, (ii) any claims I may have for workers' compensation benefits under any of Cadence's workers' compensation insurance policies or funds, and (iii) any claims related to my COBRA rights.

      2. I intend that this Release cover all claims subject hereto, whether or not known to me. I further recognize the risk that, subsequent to the execution of this Agreement, I may incur loss, damage or injury that I attribute to the claims encompassed by this Release. I expressly assume this risk by signing this Release and voluntarily and specifically waive any rights conferred by California Civil Code section 1542 which provides as follows:

      A general release does not extend to claims which the creditor does not know or suspect to exist in his favor which if known by him must have materially affected his settlement with the debtor.

      3. I represent and warrant that there has been no assignment or other transfer of any interest in any claim by me that is covered by this Release.

      4. I acknowledge that Cadence has given me 21 days in which to consider this Release and advised me to consult an attorney about it. I further acknowledge that once I execute this Release, I will have an additional 7 days in which to revoke my acceptance of this

Release by means of a written notice of revocation given to both the General Counsel and the Senior Vice President of Human Resources of Cadence. This Release will not be final and effective until the expiration of this revocation period.

Dated: __________________.                     _________________________________
                                               H.Raymond Bingham

                                   EXHIBIT B

                           INDEMNIFICATION AGREEMENT

                               INDEMNITY AGREEMENT

This Indemnity Agreement, dated as of September 16, 1999, is made by and between Cadence Design Systems, Inc., a Delaware corporation (the "Company"), and H. Raymond Bingham, Chief Executive Officer and President of the Company (the "Indemnitee").

                                    RECITALS

      A. The Company is aware that competent and experienced persons are increasingly reluctant to serve as directors or officers of corporations unless they are protected by comprehensive liability insurance or indemnification, due to increased exposure to litigation costs and risks resulting from their service to such corporations, and due to the fact that the exposure frequently bears no reasonable relationship to the compensation of such directors and officers;

      B. The statutes and judicial decisions regarding the duties of directors and officers are often difficult to apply, ambiguous, or conflicting, and therefore fail to provide such directors and officers with adequate, reliable knowledge of legal risks to which they are exposed or information regarding the proper course of action to take;

      C. Plaintiffs often seek damages in such large amounts and the costs of litigation may be so substantial (whether or not the case is meritorious), that the defense and/or settlement of such litigation is often beyond the personal resources of officers and directors;

      D. The Company believes that it is unfair for its directors and officers and the directors and officers of its subsidiaries to assume the risk of large judgments and other expenses that may be incurred in cases in which the director or officer received no personal profit and in cases where the director or officer was not culpable;

      E. The Company recognizes that the issues in controversy in litigation against a director or officer of a corporation such as the Company or a subsidiary of the Company are often related to the knowledge, motives and intent of such director or officer, that he is usually the only witness with knowledge of the essential facts and exculpating circumstances regarding such matters and that the long period of time which usually elapses before the trial or other disposition of such litigation often extends beyond the time that the director or officer can reasonably recall such matters; and may extend beyond the normal time for retirement for such director or officer with the result that he, after retirement or in the event of his death, his spouse, heirs, executors or administrators, may be faced with limited ability and undue hardship in maintaining an adequate defense, which may discourage such a director or officer from serving in that position;

      F. Based upon their experience as business managers, the Board of Directors of the Company (the "Board") has concluded that, to retain and attract talented and experienced individuals to serve as officers and directors of the Company and its subsidiaries and to encourage such individuals to take the business risks necessary for the success of the Company and its subsidiaries, it is necessary for the Company to contractually indemnify its officers and directors and the officers and directors of its subsidiaries, and to assume for itself maximum liability for expenses and damages in connection with claims against such officers and directors in connection with their service to the Company and its subsidiaries, and has further concluded that the failure to provide such contractual indemnification could result in great harm to the Company and its subsidiaries and the Company's shareholders;

      G. Section 145 of the General Corporation Law of Delaware, under which the Company is organized ("Section 145"), empowers the Company to indemnify by agreement its officers, directors, employees and agents, and persons who serve, at the request of the Company, as directors, officers, employees or agents of other corporations or enterprises, and expressly provides that the indemnification provided by Section 145 is not exclusive;

      H. The Company, after reasonable investigation prior to the date hereof, has determined that the liability insurance coverage available to the Company and its subsidiaries as of the date hereof is inadequate and/or unreasonably expensive. The Company believes, therefore, that the interests of the Company's shareholders would best be served by a combination of such insurance as the Company may obtain, or request a subsidiary to obtain, pursuant to the Company's obligations hereunder, and the indemnification by the Company of the directors and officers of the Company and its subsidiaries.

      I. The Company desires and has requested the Indemnitee to serve or continue to serve as a director or officer of the Company and/or the subsidiaries of the Company free from undue concern for claims for damages arising out of or related to such services to the Company and/or the subsidiaries of the Company; and

      J. The Indemnitee is willing to serve, or to continue to serve, the Company and/or the subsidiaries of the Company, provided that he is furnished the indemnity provided for herein.

                                    AGREEMENT

      NOW, THEREFORE, the parties hereto, intending to be legally bound, hereby agree as follows:

      1. Definitions.

            (a) Agent. For the purposes of this Agreement, "agent" of the Company means any person who is or was a director, officer, employee or other agent of the Company or a subsidiary of the Company; or is or was serving at the request of, for the convenience of, or to represent the interest of the Company or a subsidiary of the Company as a director, officer, employee or agent of another foreign or domestic corporation, partnership, joint venture, trust or other enterprise; or was a director, officer, employee or agent of a foreign or domestic corporation which was a predecessor corporation of the Company or a subsidiary of the Company, or was a director, officer, employee or agent of another enterprise at the request of, for the convenience of, or to represent the interests of such predecessor corporation.

\
            (b) Expenses. For purposes of this Agreement, "expenses" includes all direct and indirect costs of any type or nature whatsoever (including, without limitation, all attorneys' fees and related disbursements and other out-of-pocket costs) actually and reasonably incurred by the Indemnitee in connection with either the investigation, defense or appeal of a proceeding or establishing or enforcing a right to indemnification under this Agreement,
Section 145 or otherwise; provided, however, that expenses shall not include any judgments, fines, ERISA excise taxes or penalties or amounts paid in settlement of a proceeding.

            (c) Proceeding. For the purposes of this Agreement, "proceeding" means any threatened, pending, or completed action, suit or other proceeding, whether civil, criminal, administrative, investigative or any other type whatsoever.

            (d) Subsidiary. For the purposes of this Agreement, "subsidiary" means any corporation of which more than 50% of the outstanding voting securities is owned directly or indirectly by the Company, by the Company and one or more other subsidiaries, or by one or more other subsidiaries.

      2. Agreement to Serve. The Indemnitee agrees to serve and/or continue to serve as an agent of the Company, at its will (or under separate agreement, if such agreement exists), in the capacity Indemnitee currently serves as an agent of the Company, so long as he is duly appointed or elected and qualified in accordance with the applicable provisions of the Bylaws of the Company or any subsidiary of the Company or until such time as he tenders his resignation in writing, provided, however, that nothing contained in this Agreement is intended to create any right to continued employment by Indemnitee.

      3. Maintenance of Liability Insurance.

            (a) The Company hereby covenants and agrees that, so long as the Indemnitee shall continue to serve as an agent of the Company and thereafter so long as the Indemnitee shall be subject to any possible proceeding by reason of the fact that the Indemnitee was an agent of the Company, the Company, subject to Section 3(b), shall use reasonable efforts to obtain and maintain in full force and effect director's and officer's liability ("D&O Insurance") in reasonable amounts from established and reputable insurers.

            (b) Notwithstanding the foregoing, the Company shall have no obligation to obtain or maintain D&O Insurance if the Company determines in good faith that such insurance is not reasonably available, the premium costs for such insurance are disproportionate to the amount of coverage provided, the coverage provided by such insurance is limited by exclusions so as to provide an insufficient benefit, or the Indemnitee is covered by similar insurance maintained by a subsidiary of the Company.

      4. Mandatory Indemnification. The Company shall indemnify the Indemnitee:

            (a) Third Party Actions. If the Indemnitee is a person who was or is a party or is threatened to be made a party to any proceeding (other than an action by or in the right of the company) by reason of the fact that he is or was an agent of the Company, or by reason of anything done or not done by him in any such capacity, against any and all expenses and liabilities of any type whatsoever (including, but not limited to, judgments, fines, ERISA excise taxes or penalties, and amounts paid in settlement) actually and reasonably incurred by him in connection with the investigation, defense, settlement or appeal of such proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful; and

            (b) Derivative Actions. If the Indemnitee is a person who was or is a party or is threatened to be made a party to any proceeding by or in the right of the Company to procure a judgment in its favor by reason of the fact that he is or was an agent of the Company, or by reason of anything done or not done by him in any such capacity, against any amounts paid in settlement of any such proceeding and all expenses actually and reasonably incurred by him in connection with the investigation, defense, settlement, or appeal of such proceeding if he acted in good faith and in manner he reasonably believed to be in or not opposed to the best interests of the Company; except that no indemnification under this subsection shall be made in respect of any claim, issue or matter as to which such person shall have been finally adjudged to be liable to the Company by a court of competent jurisdiction due to willful misconduct of a culpable nature in the performance of his duty to the Company unless and only to the extent that the Court of Chancery or the court in which such proceeding was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such amounts which the Court of Chancery or such other court shall deem proper; and

            (c) Actions Where Indemnitee is Deceased. If the Indemnitee is a person who was or is a party or is threatened to be made a party to any proceeding by reason of the fact that he is or was an agent of the Company, or by reason of anything done or not done by him in any such capacity, against any and all expenses and liabilities of any type whatsoever (including, but not limited to, judgments, fines, ERISA excise taxes or penalties, and amounts paid in settlement) actually and reasonably incurred by him in connection with the investigation, defense, settlement or appeal of such proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company, and, prior to, during the pendency or after completion of such proceeding Indemnitee is deceased, except that in a proceeding by or in the right of the Company no indemnification shall be due under the provisions of this subsection in respect of any claim, issue or matter as to which such person shall have been finally adjudged to be liable to the Company, by a court of competent jurisdiction due to willful misconduct of a culpable nature in the performance of his duty to the Company, unless and only to the extent that the Court of Chancery or the court in which such proceeding was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnify for such amounts which the Court of Chancery or such other court shall deem proper; and

            (d) Exception for Amounts Covered by Insurance. Notwithstanding the foregoing, the Company shall not be obligated to indemnify the Indemnitee for expenses or liabilities of any type whatsoever (including, but not limited to, judgments, fines, ERISA excise taxes or penalties, and amounts paid in settlement) which have been paid directly to Indemnitee by D&O Insurance.

      5. Partial Indemnification. If the Indemnitee is entitled under any provision of this Agreement to indemnification by the Company for some or a portion of any expenses or liabilities of any type whatsoever (including, but not limited to, judgments, fines, ERISA excise taxes or penalties, and amounts paid in settlement) incurred by him in the investigation, defense, settlement or appeal of a proceeding but not entitled, however, to indemnification for all of the total amount thereof, the Company shall nevertheless indemnify the Indemnitee for such total amount except as the portion thereof to which the Indemnitee is not entitled.

      6. Mandatory Advancement of Expenses. Subject to Section 10 below, the Company shall advance all expenses incurred by the Indemnitee in connection with the investigation, defense, settlement or appeal of any proceeding to which the Indemnitee is a party or is threatened to be made a party by reason of the fact that the Indemnitee is or was an agent of the Company or by reason of anything done or not done by him in any such capacity. Indemnitee hereby undertakes to repay such amounts advanced only if, and to the extent that, it shall ultimately be determined that the Indemnitee is not entitled to be indemnified by the Company as authorized hereby. The advances to be made hereunder shall be paid by the Company to the Indemnitee within twenty (20) days following delivery of a written request therefore by the Indemnitee to the Company.

      7. Notice and Other Indemnification Procedures.

            (a) Promptly after receipt by the Indemnitee of notice of the commencement of or the threat of commencement of any proceeding, the Indemnitee shall, if the Indemnitee believes that indemnification with respect thereto may be sought from the Company under this Agreement, notify the Company of the commencement or threat of commencement thereof.

            (b) If, at the time of receipt of a notice of the commencement of a proceeding pursuant to Section 7(a) hereof, the Company has D&O Insurance in effect, the Company shall give prompt notice of the commencement of such proceeding to the insurers in accordance with the procedures set forth in the respective policies. The Company shall thereafter take all necessary or desirable action to cause such insurers to pay, on behalf of the Indemnitee, all amounts payable as a result of such proceeding in accordance with the terms of such policies.

            (c) In the event the Company shall be obligated to advance the expenses for any proceeding against the Indemnitee, the Company, if appropriate, shall be entitled to assume the defense of such proceeding, with counsel approved by the Indemnitee, upon the delivery to the Indemnitee of written notice of its election so to do. After delivery of such notice, approval of such counsel by the Indemnitee and the retention of such counsel by the Company, the Company will not be liable to the Indemnitee under this Agreement for any fees of counsel subsequently incurred by the Indemnitee with respect to the same proceeding, provided that (i) the Indemnitee shall have the right to employ his counsel in any such proceeding at the Indemnitee's expense; and (ii) if (A) the employment of counsel by the Indemnitee has been previously authorized by the Company, (B) the Indemnitee shall have reasonably concluded that there may be a conflict of interest between the company and the Indemnitee in the conduct of any such defense or (C) the Company shall not, in fact, have employed counsel to assume the defense of such proceeding, the fees and expenses of Indemnitee's counsel shall be at the expense of the Company.

      8. Determination of Right to Indemnification.

            (a) To the extent the Indemnitee has been successful on the merits or otherwise in defense of any proceeding referred to in Section 4(a), 4(b), or 4(c) of this Agreement or in the defense of any claim, issue or matter described therein, the Company shall indemnify the Indemnitee against expenses actually and reasonably incurred by him in connection with the investigation, defense or appeal of such proceeding.

            (b) In the event that Section 8(a) is inapplicable, the Company shall also indemnify the Indemnitee unless, and only to the extent that, the Company shall prove by clear and convincing evidence to a forum listed in
Section 8(c) below that the Indemnitee has not met the applicable standard of conduct required to entitle the Indemnitee to such indemnification.

            (c) The Indemnitee shall be entitled to select the forum in which the validity of the Company's claim under Section 8(b) hereof that the Indemnitee is not entitled to indemnification will be heard from among the following:

                  (1) A quorum of the Board consisting of directors who are not parties to the proceeding for which indemnification is being sought;

                  (2) The stockholders of the Company;

                  (3) Legal counsel selected by the Indemnitee, and reasonably approved by the Board, which counsel shall make such determination in a written opinion.

                  (4) A panel of three arbitrators, one of whom is selected by the Company, another of whom is selected by the Indemnitee and the last of whom is selected by the first two arbitrators so selected.

            (d) As soon as practicable, and in no event later than 30 days after written notice of the Indemnitee's choice of forum pursuant to Section 8(c) above, the Company shall, at its own expense, submit to the selected forum in such manner as the Indemnitee or the Indemnitee's counsel may reasonably request, its claim that the Indemnitee is not entitled to indemnification; and the Company shall act in the utmost good faith to assure the Indemnitee a complete opportunity to defend against such claim.

            (e) If the forum listed in Section 8(c) hereof selected by Indemnitee determines that Indemnitee is entitled to indemnification with respect to a specific proceeding, such determination shall be final and binding on the Company. If the forum listed in Section 8(c) hereof selected by Indemnitee determines that Indemnitee is not entitled to indemnification with respect to a specific proceeding, the Indemnitee shall have the right to apply to the Court of Chancery of Delaware, the court in which that proceeding is or was pending or any other court of competent jurisdiction, for the purpose of enforcing the Indemnitee's right to indemnification pursuant to the Agreement.

            (f) Notwithstanding any other provision in this Agreement to the contrary, the Company shall indemnify the Indemnitee against all expenses incurred by the Indemnitee in connection with any hearing or proceeding under this Section 8 involving the Indemnitee and against all expenses incurred by the Indemnitee in connection with any other proceeding between the Company and the Indemnitee involving the interpretation or enforcement of the rights of the Indemnitee under this Agreement unless a court of competent jurisdiction finds that each of the material claims and/or defenses of the Indemnitee in any such proceeding was frivolous or not made in good faith.

      9. Limitation of Actions and Release of Claims. No proceeding shall be brought and no cause of action shall be asserted by or on behalf of the Company or any subsidiary against the Indemnitee, his spouse, heirs, estate, executors or administrators after the expiration of one year from the act or omission of the Indemnitee upon which such proceeding is based; however, in a case where the Indemnitee fraudulently conceals the facts underlying such cause of action, no proceeding shall be brought and no cause of action shall be asserted after the expiration of one year from the earlier of (i) the date the Company or any subsidiary of the Company discovers such facts, or (ii) the date the Company or any subsidiary of the Company could have discovered such facts by the exercise of reasonable diligence. Any claim or cause of action of the Company or any subsidiary of the Company, including claims predicated upon the negligent act or omission of the Indemnitee, shall be extinguished and deemed released unless asserted by filing of a legal action within such period. This
Section 9 shall not apply to any cause of action which has accrued on the date hereof and of which the Indemnitee is aware on the date hereof, but as to which the Company has no actual knowledge apart from the Indemnitee's knowledge.

      10. Expectations. Any other provision herein to the contrary notwithstanding, the Company shall not be obligated pursuant to the terms of this Agreement:

            (a) Claims Initiated by Indemnitee. To indemnify or advance expenses to the Indemnitee with respect to proceedings or claims initiated or brought voluntarily by the Indemnitee and not by way of defense, except with respect to proceedings brought to establish or enforce a right to indemnification under this Agreement or any other statute or law or otherwise as required under
Section 145, but such indemnification or advancement of expenses may be provided by the Company in specific cases if the Board of Directors finds it to be appropriate; or

            (b) Lack of Good Faith. To indemnify the Indemnitee for any expenses incurred by the Indemnitee with respect to any proceeding instituted by the Indemnitee to enforce or interpret this Agreement, if a court of competent jurisdiction determines that each of the material assertions made by the Indemnitee in such proceeding was not made in good faith or was frivolous; or

            (c) Unauthorized Settlements. To Indemnify the Indemnitee under this Agreement for any amounts paid in settlement of a proceeding unless the Company consents to such settlement; or

            (d) Claims by the Company for Willful Misconduct. To indemnify or advance expenses to the Indemnitee under this Agreement for any expenses incurred by the Indemnitee with respect to any proceeding or claim brought by the Company against Indemnitee for willful misconduct, unless a court of competent jurisdiction determines that each of such claims was not made in good faith or was frivolous; or

            (e) 16(b) Actions. To indemnify the Indemnitee on account of any suit in which judgment is rendered against Indemnitee for an accounting of profits made from the purchase or sale by Indemnitee of securities of the Company pursuant to the provisions of Section 16(b) of the Securities and Exchange Act of 1934 and amendments thereto or similar provisions of any federal, state or local statutory law; or

            (f) Willful Misconduct. To indemnify the Indemnitee on account of Indemnitee's conduct which is finally adjudged to have been knowingly fraudulent or deliberately dishonest, or to constitute willful misconduct; or

            (g) Unlawful Indemnification. To indemnify the Indemnitee if a final decision by a court having jurisdiction in the matter shall determine that such indemnification is not lawful.

      11. Non-exclusivity. The provisions for indemnification and advancement of expenses set forth in this Agreement shall not be deemed exclusive of any other rights which the indemnitee may have under any provision of law, the Company's Certificate of Incorporation or Bylaws, the vote of the Company's shareholders or disinterested directors, other agreements, or otherwise, both as to action in his official capacity and to action in another capacity while occupying his position as an agent of the Company, and the Indemnitee's rights hereunder shall continue after the Indemnitee has ceased acting as an agent of the Company and shall inure to the benefit of the heirs, executors and administrators of the Indemnitee.

      12. Interpretation of Agreement. It is understood that the parties hereto intend this Agreement to be interpreted and enforced so as to provide indemnification to the Indemnitee to the fullest extent now or hereafter permitted by law.

      13. Severability. If any provision or provisions of this Agreement shall be held to be invalid, illegal or unenforceable for any reason whatsoever, (i) the validity, legality and enforceability of the remaining provisions of the Agreement (including, without limitation, all portions of any paragraphs of this Agreement containing any such provision held to be invalid, illegal or unenforceable, that are not themselves invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby, and (ii) to the fullest extent possible, the provisions of this Agreement (including, without limitation, all portions of any paragraphs of this Agreement containing any such provision held to be invalid, illegal or unenforceable, that are not themselves invalid, illegal or unenforceable) shall be construed so as to give effect to the intent manifested by the provision held invalid, illegal or unenforceable and to give effect to Section 12 hereof.

      14. Modification And Waiver. No supplement, modification or amendment of this Agreement shall be binding unless executed in writing by both of the parties hereto. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar) nor shall such waiver constitute a continuing waiver.

      15. Successors and Assigns. The terms of this Agreement shall bind, and shall inure to the benefit of, the successors and assigns of the parties hereto.

      16. Notice. All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed duly given (i) if delivered by hand and receipted for by the party addressee or (ii) if mailed by certified or registered mail with postage prepaid, on the third business day after the mailing date. Addresses for notice to either party are as shown on the signature page of this Agreement, or as subsequently modified by written notice.

      17. Governing Law. This Agreement shall be governed exclusively by and construed according to the laws of the State of Delaware, as applied to contracts between Delaware residents entered into and to be performed entirely with Delaware.

      18. Consent to Jurisdiction. The Company and the Indemnitee each hereby irrevocably consent to the jurisdiction of the courts of the State of Delaware for all purposes in connection with any action or proceeding which arises out of or relates to this Agreement.

      The parties hereto have entered into this Indemnity Agreement effective as of the date first above written.

                               Address: Cadence Design Systems, Inc.
                                        2655 Seely Rd.
                                        San Jose, CA 95134

                                        By /s/ R.L. Smith McKeithen
                                           -------------------------------------

                                        Its
                                           -------------------------------------

                                        INDEMNITEE:

                                        /s/ H. Raymond Bingham
                                        ----------------------------------------
                                        H. Raymond Bingham

                               Address:
                                        ----------------------------------------

                                        ----------------------------------------

                                    EXHIBIT C

                        PROPRIETARY INFORMATION AGREEMENT

                          CADENCE DESIGN SYSTEMS, INC.

           EMPLOYEE PROPRIETARY INFORMATION AND INVENTIONS AGREEMENT

      In consideration of my employment or continued employment by Cadence Design Systems, Inc. (the "Company"), and the compensation now and hereafter paid to me, I hereby accept and agree to the following:

1.    NONDISCLOSURE

      1.1 RECOGNITION OF COMPANY'S RIGHTS; NONDISCLOSURE. At all times during my employment and thereafter, I will hold in strictest confidence and will not disclose, use, lecture upon or publish any of the Company's Proprietary Information (defined below), except as such disclosure, use or publication may be required in connection with my work for the Company, or unless an officer of the Company expressly authorizes such in writing. I will obtain Company's written approval before publishing or submitting for publication any material (written, verbal, or otherwise) that relates to my work at Company and/or incorporates any Proprietary Information. I hereby assign to the Company any rights I may have or acquire in such Proprietary Information and recognize that all Proprietary Information shall be the sole property of the Company and its assigns.

      1.2 PROPRIETARY INFORMATION. The term "Proprietary Information" shall mean any and all confidential and/or proprietary knowledge, data or information of, or acquired by, the Company. By way of illustration but not limitation, "Proprietary Information" includes (a) information relating to products, processes, know-how, designs, drawings, concepts, circuits, test data, formulas, methods, compositions, ideas, algorithms, techniques, developmental or experimental work, improvements and discoveries, (hereinafter collectively referred to as "Inventions"); (b) information regarding plans for research, development, new products, marketing and selling, business plans, budgets and unpublished financial statements, licenses, prices and costs, suppliers and customers; and (c) information regarding the skills and compensation of other employees of the Company. Notwithstanding the foregoing, it is understood that, at all such times, I am free to use information which is generally known in the trade or industry, which is not gained as result of a breach of this Agreement, and my own, skill, knowledge, know-how and experience to whatever extent and in whichever way I wish.

      1.3 THIRD PARTY INFORMATION. I understand, in addition, that the Company has received and in the future will receive from third parties confidential or proprietary information ("Third Party Information") subject to a duty on the Company's part to maintain the confidentiality of such information and to use it only for certain limited purposes. During the term of my employment and thereafter, I will hold Third Party Information in the strictest confidence and will not disclose to anyone (other than Company personnel who need to know such information in connection with their work for the Company) or use, except in connection with my work for the Company, Third Party Information unless expressly authorized by an officer of the Company in writing.

      1.4 NO IMPROPER USE OF INFORMATION OF PRIOR EMPLOYERS AND OTHERS. During my employment by the Company I will not improperly use or disclose any confidential information or trade secrets, if any, of any former employer or any other person to whom I have an obligation of confidentiality, and I will not bring onto the premises of the Company any unpublished documents or any property belonging to my former employer or any other person to whom I have an obligation of confidentiality unless consented to in writing by that former employer or person. I will use in the performance of my duties only information which is generally known and used by persons with training and experience comparable to my own, which is common knowledge in the industry or otherwise legally in the public domain, or which is otherwise provided or developed by the Company.

2.    ASSIGNMENT OF INVENTIONS

      2.1 "PROPRIETARY RIGHTS". The term "Proprietary Rights" shall mean all trade secret, patent, copyright, mask work and other intellectual property rights throughout the world.

      2.2 PRIOR INVENTIONS. Inventions, if any, patented or unpatented, which I made prior to the commencement of my employment with the Company are excluded from the scope of this Agreement. To preclude any possible uncertainty, I have set forth on Exhibit B (Previous Inventions) attached hereto a complete list of all inventions that I have, alone or jointly with others, conceived, developed or reduced to practice or caused to be conceived, developed or reduced to practice prior to the commencement of my employment with the

Company, that I consider to be my that I wish to have excluded from the scope of this Agreement (collectively referred to as "Prior Inventions"). If disclosure of any such Prior Invention(s) would cause me to violate any prior confidentiality agreement, I understand that I am not to list such Prior Invention(s) in Exhibit B, but am only to disclose a cursory name for each such invention, a listing of the party(ies) to whom it belongs and the fact that full disclosure as to such inventions has not been made for that reason. A space is provided on Exhibit B for such purpose. If no such disclosure is attached, I represent that there are no Prior Inventions. If, in the course of my employment with the Company, I incorporate a Prior Invention into a Company product, process or machine, the Company is hereby granted and shall have a nonexclusive, royalty-free, irrevocable, perpetual, worldwide license (with rights to sublicense through multiple tiers of sublicensees) to make, have made, modify, use and sell such Prior Invention. Notwithstanding the foregoing, I agree that I will not incorporate, or permit to be incorporated, Prior Inventions in any Company Inventions without the Company's prior written consent.

      2.3 ASSIGNMENT OF INVENTIONS. Subject to Sections 2.4, and 2.6, I hereby assign and agree to assign in the future (when any such Inventions or Proprietary Rights are first reduced to practice or first fixed in a tangible medium, as applicable) to the Company all my right, title and interest in and to any and all Inventions (and all Proprietary Rights with respect thereto) whether or not patentable or registrable under copyright or similar statutes, made or conceived or reduced to practice or learned by me, either alone or jointly with others, during the period of my employment with the Company. Inventions assigned to the Company, or to a third party as directed by the Company pursuant to this
Section 2, are hereinafter referred to as "Company Inventions."

      2.4 NONASSIGNABLE INVENTIONS. This Agreement does not apply to an Invention which qualifies fully as a nonassignable Invention under Section 2870 of the California Labor Code (hereinafter "Section 2870"). I have reviewed the notification on Exhibit A (Limited Exclusion Notification) and agree that my signature acknowledges receipt of the notification.

      2.5 OBLIGATION TO KEEP COMPANY INFORMED. During the period of my employment and for one (1) year after termination of my employment with the company, I will promptly disclose to the Company fully and in writing all Inventions authored, conceived or reduced to practice by me, either alone or jointly with others, particularly if I leave the Company and become employed by a competitor of the Company, or if I commercialize an idea that the Company decided not to pursue. In addition, I will promptly disclose to the Company all patent applications filed by me or on my behalf during my employment At the time of each such disclosure, I will advise the Company in writing of any Inventions that I believe fully qualify for protection under Section 2870; and I will at that time provide to the Company in writing all evidence necessary to substantiate that belief. The Company will keep in confidence and will not use for any purpose or disclose to third parties without my consent any confidential information disclosed in writing to the Company pursuant to this Agreement relating to Inventions that qualify fully for protection under the provisions of
Section 2870. I will preserve the confidentiality of any Invention that does not fully qualify for protection under Section 2870. For one (1) year following my termination of employment any and all patent applications filed by me or by a third party based on my work will be presumed to be owned by the Company. I can rebut this presumption by providing evidence sufficient to establish ownership by the party applying for the patent.

      2.6 GOVERNMENT OR THIRD PARTY. I also agree to assign all my right, title and interest in and to any particular Invention to a third party, including without limitation the United States, as directed by the Company.

      2.7 WORKS FOR HIRE. I acknowledge that all original works of authorship which are made by me (solely or jointly with others) within the scope of my employment and which are protectable by copyright are "works made for hire," pursuant to United States Copyright Act (17 U.S.C. Section 101).

      2.8 ENFORCEMENT OF PROPRIETARY RIGHTS. During and after my employment with the Company, I will assist the Company in every proper way to obtain, and from time to time enforce, United States and foreign Proprietary Rights relating to Company Inventions in any and all countries. To that end I will execute, verify and deliver such documents and perform such other acts (including appearances as a witness) as the Company may reasonably request for use in applying for, obtaining, perfecting, evidencing, sustaining and enforcing such Proprietary Rights and the assignment thereof. In addition, I will execute, verify and deliver assignments of such Proprietary Rights to the Company or its designee. My obligation to assist the Company with respect to Proprietary Rights relating to such Company Inventions in any and all countries shall continue beyond the termination of my employment.

      In the event the Company is unable for any reason, after reasonable effort to secure my signature on any document needed in connection with the actions specified in the preceding paragraph, I hereby irrevocably designate and appoint the Company and its duly authorized officers and agents as my agent and attorney in fact, which appointment is coupled with an interest, to act for and in my behalf to execute, verify and file any such documents and to do all other lawfully permitted acts to further the purposes of the preceding paragraph with the same legal force and effect as if executed by me. I hereby waive and quitclaim to the Company any and all claims, of any nature whatsoever, which I now or may hereafter have for infringement of any Proprietary Rights assigned hereunder to the Company.

3. RECORDS. I agree to keep and maintain adequate and current records (in the form of notes, sketches, drawings and in any other form that may be required by the Company) of all Proprietary Information developed by me and all Inventions made by me during the period of my employment at the Company, which records shall be available to and remain the sole property of the Company at all times.

4. ADDITIONAL ACTIVITIES. I agree that during the period of my employment by the Company I will not, without the Company's express written consent, engage in any employment or business activity which is competitive with, or would otherwise conflict with, my employment by the Company.

5. NO SOLICITATION. I agree that (1) during the term of my employment with the Company, and for a period of one (1) year following the date of my termination of employment with the Company, I will not solicit, recruit, for my own benefit or on behalf of any entity, any person who is at that time an employee of the Company or who has been employed by the Company for any period of time during the previous three (3) months, nor shall I induce or encourage any such person to leave the employ of the Company; and (2) during the term of my employment with the Company, and for a period of one (1) year following the date of my termination of employment with the Company, I will not solicit the business (selling of products or services that compete with products or services offered by the Company) of any client or customer of the Company with whom I had a relationship while employment with the Company or whom I know as a result of my employment with the Company.

6. NO CONFLICTING OBLIGATION. I represent that my performance of all the terms of this Agreement, and of my duties as an employee of the Company, does not and will not breach any agreement to keep in confidence information acquired by me in confidence or in trust prior to my employment by the Company. I have not entered into, and I agree I will not enter into, any agreement either written or oral in conflict herewith.

7. RETURN OF COMPANY DOCUMENTS AND PROPERTY. When I leave the employ of the Company, I will deliver to the Company any and all drawings, notebooks, notes, memoranda, source code, specifications, devices, formulas, records, manuals, reports and documents, together with all copies thereof, and any other material containing or disclosing any Company Inventions, Third Party Information or Proprietary Information of the Company, that is within my possession, custody or control. Further, upon termination of employment I also will return any and all Company property or equipment in my possession, custody or control. Prior to leaving, I will cooperate with the Company in completing and signing the Company's trade secret acknowledgement form.

8. NON-PRIVATE NATURE OF COMPANY PROPERTY. I understand that I have no expectation of privacy in the voicemail and electronic mail provided to me by the Company or in any property situated on the Company's premises and/or owned by the Company, including disks and other storage media, filing cabinets or other work areas. I further understand that such property, including voicemail and electronic mail, is subject to inspection by Company personnel at any time.

9. AT-WILL EMPLOYMENT. I agree and understand that nothing in this Agreement shall confer any right with respect to continuation of employment by the Company, nor shall it interfere in any way with my right or the Company's right to terminate the employment relationship at any time, for any reason, with or without cause, and with or without notice. I understand that, other than the Company's Senior Vice President of Human Resources, no manager, supervisor, employee or any other representative or agent of the Company has the authority to enter into an agreement to the contrary. I further understand that an agreement to the contrary by the Senior Vice President of Human Resources is not valid unless it is in writing.

10. NOTICES. Any notices required or permitted hereunder shall be given to the appropriate party at the address specified below or at such other address as the party shall specify in writing. Such notice shall be deemed given upon personal delivery to the appropriate address or if sent by certified or registered mail, three (3) days after the date of mailing.

11. NOTIFICATION OF NEW EMPLOYER. In the event that I leave the employ of the Company, I hereby consent to the notification of my new employer of my rights and obligations under this Agreement.

12. GENERAL PROVISIONS.

      12.1 GOVERNING LAWS, CONSENT TO PERSONAL JURISDICTION. This Agreement will be governed by and construed according to the laws of the State of California, as such laws are applied to agreements entered into and to be performed entirely within California between California residents. I hereby expressly consent to the personal jurisdiction of the state and federal courts located in Santa Clara County, California for any lawsuit filed there against me by Company arising from or related to this Agreement.

      12.2 SEVERABILITY. In the event any one or more of the provisions contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect the other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein. If, moreover, any one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to duration, geographical scope, activity or subject, it shall be construed by limiting and reducing it, so as to be enforceable to the extent compatible with the applicable law as it shall then appear.

      12.3 SURVIVAL. The provisions of this Agreement shall survive the termination of my employment and the assignment of this Agreement by the Company to any successor in interest or other assignee.

      12.4 WAIVER. No waiver by the Company of any breach of this Agreement shall be a waiver of any preceding or succeeding breach. No waiver by the Company of any right under this Agreement shall be construed as a wavier of any other right. The Company shall not be required to give notice to enforce strict adherence to all terms of this Agreement.

      12.5 ENTIRE AGREEMENT. The obligations pursuant to Sections 1 and 2 of this Agreement shall apply to any time during which I was previously employed, or am in the future employed, by the Company as a consultant if no other agreement governs nondisclosure and assignment of inventions during such period. This Agreement is the final, complete and exclusive agreement of the parties with respect to the subject matter hereof and supersedes all prior discussions between us, except that the Cadence Code of Conduct and my offer letter, both of which I signed, are incorporated herein. No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, will be effective unless in writing and signed by the party to be charged. Any subsequent change or changes in my duties, salary or compensation will not affect the validity or scope of this Agreement.

      I HAVE READ THIS AGREEMENT CAREFULLY AND UNDERSTAND ITS TERMS. I HAVE COMPLETELY FILLED OUT EXHIBIT B TO THIS AGREEMENT.

Dated: Sept. 16, 1999

By: /s/ H. Raymond Bingham
    ---------------------------------
    H. Raymond Bingham
    President and Chief Executive Officer

ACCEPTED AND AGREED TO:

CADENCE DESIGN SYSTEMS, INC.

By: /s/ R.L. Smith Mckeithen
    ---------------------------

Title: R.L. SMITH MCKEITHEN

Date: SR. VP & GENERAL COUNSEL

                                   EXHIBIT A

                         LIMITED EXCLUSION NOTIFICATION

      THIS IS TO NOTIFY you in accordance with Section 2872 of the California Labor Code that the foregoing Agreement between you and the Company does not require you to assign or offer to assign to the Company any invention that you developed entirely on your own time without using the Company's equipment, supplies, facilities or trade secret information except for those inventions that either:

      (1) Relate at the time of conception or reduction to practice of the invention to the Company's business, or actual or demonstrably anticipated research or development of the Company;

      (2) Result from any work performed by you for the Company.

      To the extent a provision in the foregoing Agreement purports to require you to assign an invention otherwise excluded from the preceding paragraph, the provision is against the public policy of this state and is unenforceable.

      This limited exclusion does not apply to any patent or invention covered by a contract between the Company and the United States or any of its agencies requiring full title to such patent or invention to be in the United States.

      I ACKNOWLEDGE RECEIPT of a copy of this notification.

                                By: /s/ H. Raymond Bingham
                                    ----------------------------
                                    H. Raymond Bingham

                                Date: Sept 16, 1999

WITNESSED BY:

/s/ Alyssa Allen
--------------------------------
(printed name of representative)

Dated: Sept. 16, 1999

                                      A-1.

                                   EXHIBIT B

TO:      Cadence Design Systems, Inc.

FROM: ______________________________

DATE:  ______________________________

SUBJECT: Previous Inventions

      1. Except as listed in Section 2 below, the following is a complete list of all inventions or improvements relevant to the subject matter of my employment by [Company] (the "Company") that have been made or conceived or first reduced to practice by me alone or jointly with others prior to my engagement by the Company:

      [ ] 1. No inventions or improvements.

      [ ] 2. See below:

          ______________________________________________

          ______________________________________________

          ______________________________________________

      [ ] 3. Additional sheets attached.

      2. Due to a prior confidentiality agreement, I cannot complete the disclosure under Section 1 above with respect to inventions or improvements generally listed below, the proprietary rights and duty of confidentiality with respect to which I owe to the following party(ies);

      Invention or Improvement      Party(ies)           Relationship

1.    ________________________     ______________       _______________

2.    ________________________     ______________       _______________

3.    ________________________     ______________       _______________

[ ]   4. Additional sheets attached.

                                       B-1.